Goldman
Sachs Variable Insurance Trust
GOLDMAN SACHS ASSET MANAGEMENT, L.P. 32 OLD SLIP, NEW YORK, NEW YORK 10005
Mid Cap Value Fund

Annual Report
December 31, 2004

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Shareholder Letter

Dear Shareholders:

This report provides an overview on the performance of the Goldman Sachs Variable Insurance Trust – Mid Cap Value Fund during the one-year reporting period that ended December 31, 2004.

Market Review

For the first time since 1999, the broad U.S. equity markets posted positive returns in consecutive years. With the overhang of the U.S. Presidential election finally removed, much of the market’s gains for 2004 came in the fourth quarter of the year. Throughout the reporting period, industry headlines centered on oil prices and high profile investigations conducted by New York Attorney General Eliot Spitzer and other law enforcement and regulatory agencies. On the economic front, improving trends further bolstered investor sentiment, as job growth appeared to gain traction, while inflation remained at a moderate rate.

Investment Objective

The Fund seeks long-term capital appreciation.

Portfolio Composition

Top 10 Portfolio Holdings as of December 31, 2004*

		% of
Company	Business	Net Assets

iStar Financial, Inc.	REITS	2.9%
PPL Corp.	Electrical Utilities	2.9
Abercrombie & Fitch Co.	Retail Apparel	2.7
The Williams Companies, Inc.	Diversified Energy	2.4
Regions Financial Corp.	Regional Banks	2.2
Lennar Corp.	Construction	2.2
EOG Resources, Inc.	Energy Resources	2.1
Activision, Inc.	Computer Software	2.1
AGL Resources, Inc.	Gas Utilities	2.0
M&T Bank Corp.	Regional Banks	1.9

* Opinions expressed in this report represent our present opinions only. Reference to individual securities should not be construed as a commitment that such securities will be retained in the Fund. From time to time, the Fund may change the individual securities it holds, the number or types of securities held and the markets in which it invests. Fund holdings of stocks or bonds should not be relied on in making investment decisions and should not be construed as research or investment advice regarding particular securities. References to individual securities do not constitute a recommendation to the investor to buy, hold or sell such securities. In addition, references to past performance of the Fund do not indicate future returns, which are not guaranteed and will vary. Furthermore, the value of shares of the Fund may fall as well as rise.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Shareholder Letter (continued)

Performance Review

Over the one-year period that ended December 31, 2004, the Fund generated a cumulative total return of 25.88%. Over the same time period, the Fund’s benchmark, the Russell Midcap Value Index (with dividends reinvested) generated a cumulative total return of 23.71%. Stock selection was strongest in the Healthcare, Financial, and Industrial sectors, while investments in Utilities, Services, and REITs generated more modest gains.

Top contributors to performance included Abercrombie & Fitch Co. in Consumer Cyclicals, Activision, Inc. in Technology, and The Williams Companies, Inc. in Energy. Abercrombie & Fitch benefited from changes in its merchandising strategies earlier in the year. Activision, a video game maker/ marketer, increased its earnings outlook for 2005 and reported better-than-expected holiday sales. Williams Companies, the one-time troubled natural gas firm, announced further progress in its debt-reduction efforts and increased its dividend for the first time in two years. The dividend increase and its magnitude, from one cent to five cents, signaled to investors the near completion of its multi-year restructuring program.

One of the Fund’s largest detractors from performance was Ditech Communications Corp. The telecom equipment supplier reported earnings that fell short of high revenue expectations due to an order disruption in Asia and soft demand in North America. The company’s management, which we consider conservative, also guided revenue forecasts to more achievable levels. We continue to hold Ditech Communications, and even added to the Fund’s position in the fourth quarter of 2004.

As in the past, we thank you for your continued confidence.

Goldman Sachs Value Portfolio Management Team

January 19, 2005

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

SECTOR ALLOCATION AS OF DECEMBER 31, 2004†

Percentage of Portfolio Investments

† The Fund is actively managed and, as such, its composition may differ over time. The percentage shown for each investment category reflects the value of investments in that category as a percentage of market value (excluding repurchase agreements, securities lending collateral and cash).

This Sector Allocation chart is provided for your reference. This new information has been included in response to recent rule and form amendments made by the Securities and Exchange Commission.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Performance Summary

December 31, 2004

The following graph shows the value as of December 31, 2004, of a $10,000 investment made on May 1, 1998 (commencement of operations). For comparative purposes, the performance of the Fund’s benchmark, the Russell Mid Cap Value Index (with dividends reinvested), is shown. This performance data represents past performance and should not be considered indicative of future performance which will fluctuate with changes in market conditions. These performance fluctuations will cause an investor’s shares, when redeemed, to be worth more or less than their original cost. Performance reflects Fund level expenses but does not reflect fees and expenses associated with any variable annuity contract or variable life insurance policy that uses the Fund as an investment option for any contract or policy. Had performance reflected all of those fees and expenses, performance would have been reduced. Performance also would have been reduced had expense limitations not been in effect. In addition to the investment adviser’s decisions regarding issuer/industry/country investment selection and allocation, other factors may affect Fund performance. These factors include, but are not limited to, Fund operating fees and expenses, portfolio turnover, and subscription and redemption cash flows affecting a Fund.

Mid Cap Value Fund’s Lifetime Performance

Growth of a $10,000 investment, Distributions Reinvested from May 1, 1998 to December 31, 2004.

	Since Inception	Five Years	One Year

Average Annual Total Return Through December 31, 2004

Mid Cap Value Fund (commenced May 1, 1998)	10.41%	17.72%	25.88%

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Statement of Investments

December 31, 2004

Shares	Description	Value
Common Stocks – 97.2%

Biotechnology – 1.1%
383,065	MedImmune, Inc.*	$10,384,892

Brokers – 1.1%
93,952	The Bear Stearns Companies, Inc.	9,612,229

Chemicals – 3.2%
926,483	Agrium, Inc.	15,611,239
316,080	Rohm and Haas Co.	13,980,218

		29,591,457

Computer Hardware – 3.1%
131,048	CDW Corp.	8,695,035
391,455	Ditech Communications Corp.*	5,852,252
111,095	Hutchinson Technology, Inc.*	3,840,554
214,320	Tech Data Corp.*	9,730,128

		28,117,969

Computer Software – 2.1%
949,287	Activision, Inc.*	19,156,612

Construction – 2.2%
353,665	Lennar Corp.@	20,045,732

Consumer Durables – 1.6%
82,934	Mohawk Industries, Inc.*	7,567,727
147,020	The Stanley Works	7,202,510

		14,770,237

Defense/ Aerospace – 1.4%
324,092	Rockwell Collins, Inc.	12,782,188

Diversified Energy – 3.6%
1,366,479	The Williams Companies, Inc.	22,259,943
360,429	Western Gas Resources, Inc.	10,542,548

		32,802,491

Drugs – 1.5%
137,540	Charles River Laboratories International, Inc.*	6,328,216
219,314	Watson Pharmaceuticals, Inc.*	7,195,692

		13,523,908

Electrical Utilities – 8.4%
147,425	Edison International	4,722,023
153,821	Entergy Corp.	10,396,761
313,739	FirstEnergy Corp.	12,395,828
394,725	PG&E Corp.*	13,136,448
87,050	Pinnacle West Capital Corp.	3,865,891
497,018	PPL Corp.	26,481,119
175,309	Wisconsin Energy Corp.	5,909,666

		76,907,736

Energy Resources – 4.1%
272,302	EOG Resources, Inc.	19,431,471
365,391	Patina Oil & Gas Corp.	13,702,162
56,915	Peabody Energy Corp.	4,604,993

		37,738,626

Environmental & Other Services – 1.0%
277,692	Republic Services, Inc.	9,313,790

Food & Beverage – 1.3%
371,506	Archer-Daniels-Midland Co.	8,288,299
141,241	The Pepsi Bottling Group, Inc.	3,819,157

		12,107,456

Gas Utilities – 2.0%
539,875	AGL Resources, Inc.	17,945,445

Health Insurance – 1.9%
601,872	Health Net, Inc.*	17,376,045

Home Products – 2.1%
253,890	The Clorox Co.	14,961,737
90,040	The Estee Lauder Companies, Inc.	4,121,131

		19,082,868

Hotel & Leisure – 1.9%
134,171	Harrah’s Entertainment, Inc.	8,974,698
351,474	Hilton Hotels Corp.	7,992,519

		16,967,217

Information Services – 0.7%
810,790	BearingPoint, Inc.*	6,510,644

Life Insurance – 0.9%
150,473	Torchmark Corp.	8,598,027

Media – 2.2%
510,295	Emmis Communications Corp.*	9,792,561
247,289	Lamar Advertising Co.*	10,579,023

		20,371,584

Medical Products – 0.3%
54,365	Hillenbrand Industries, Inc.	3,019,432

Medical Providers – 0.6%
726,056	WebMD Corp.*	5,924,617

Mining – 1.0%
172,630	Nucor Corp.	9,035,454

Motor Vehicle – 1.6%
127,946	Autoliv, Inc.	6,179,792
145,072	Lear Corp.	8,850,843

		15,030,635

Oil Services – 1.8%
827,843	Patterson-UTI Energy, Inc.	16,101,546

Paper & Packaging – 1.3%
492,378	Packaging Corp. of America	11,595,502

Parts & Equipment – 3.5%
170,233	American Standard Companies, Inc.*	7,034,028
120,729	Cummins, Inc.	10,115,883
204,654	Eaton Corp.	14,808,763

		31,958,674

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Statement of Investments (continued)
December 31, 2004

Shares	Description	Value
Common Stocks – (continued)

Property Insurance – 7.7%
109,585	AMBAC Financial Group, Inc.	$9,000,216
154,049	Everest Re Group, Ltd.	13,796,629
217,856	PartnerRe Ltd.	13,494,001
291,164	RenaissanceRe Holdings Ltd.	15,163,821
109,835	The PMI Group, Inc.	4,585,611
364,330	Willis Group Holdings Ltd.	14,999,466

		71,039,744

Publishing – 0.8%
281,566	A.H. Belo Corp.	7,388,292

Regional Banks – 7.3%
136,709	Commerce Bancshares, Inc.	6,862,792
461,897	FirstMerit Corp.	13,159,445
256,263	KeyCorp.	8,687,316
164,087	M&T Bank Corp.	17,695,142
574,495	Regions Financial Corp.	20,446,277

		66,850,972

REITS – 8.3%
379,270	Apartment Investment & Management Co.	14,617,066
285,580	Developers Diversified Realty Corp.	12,671,185
594,852	iStar Financial, Inc.	26,923,001
297,953	Plum Creek Timber Co., Inc.	11,453,313
273,200	Prentiss Properties Trust	10,436,240

		76,100,805

Restaurants – 1.0%
200,510	Yum! Brands, Inc.	9,460,062

Retail Apparel – 6.4%
526,738	Abercrombie & Fitch Co.	24,730,349
264,577	Federated Department Stores, Inc.	15,289,905
294,206	J. C. Penney Co., Inc.	12,180,128
226,716	Ross Stores, Inc.	6,545,291

		58,745,673

Semiconductors – 1.2%
189,190	Amphenol Corp.*	6,950,841
186,626	Power Integrations, Inc.*	3,691,462
16,200	Tessera Technologies, Inc.*	602,802

		11,245,105

Specialty Financials – 2.9%
300,200	American Capital Strategies Ltd.@	10,011,670
364,301	CIT Group, Inc.	16,692,272

		26,703,942

Telephone – 0.7%
183,294	CenturyTel, Inc.	6,501,438

Tobacco – 0.8%
90,545	Reynolds American, Inc.	7,116,837

Transports – 1.7%
168,819	Teekay Shipping Corp.	7,108,968
154,240	Yellow Roadway Corp.*	8,592,710

		15,701,678

Trust/ Processors – 0.9%
165,275	Northern Trust Corp.	8,029,060

TOTAL COMMON STOCKS
(Cost $719,537,024)		$891,256,621

Principal	Interest	Maturity
Amount	Rate	Date	Value
Repurchase Agreement – 3.8%

Joint Repurchase Agreement Account II^
$34,700,000	2.28%	01/03/2005	$34,700,000
Maturity Value $34,706,593
(Cost $34,700,000)

TOTAL INVESTMENTS BEFORE SECURITIES LENDING COLLATERAL
(Cost $754,237,024)			$925,956,621

Shares	Description	Value
Securities Lending Collateral – 2.7%

25,090,750	Boston Global Investment Trust — Enhanced Portfolio	$25,090,750
(Cost $25,090,750)

TOTAL INVESTMENTS — 103.7%
(Cost $779,327,774)		$951,047,371

*	Non-income producing security.

@	All or a portion of security is on loan.

^	Joint repurchase agreement was entered into on December 31, 2004.

The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets.

Investment Abbreviations:
REIT	—	Real Estate Investment Trust

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

ADDITIONAL INVESTMENT INFORMATION

JOINT REPURCHASE AGREEMENT ACCOUNT II* — At December 31, 2004, the Mid Cap Value Fund had an undivided interest in the following Joint Repurchase Agreement Account II which equaled $34,700,000 in principal amount.

	Principal	Interest	Maturity	Maturity
Repurchase Agreements	Amount	Rate	Date	Value

Barclays Capital PLC	$350,000,000	2.28%	01/03/2005	$350,066,500

Barclays Capital PLC	400,000,000	2.30	01/03/2005	400,076,667

Bear Stearns & Co.	500,000,000	2.29	01/03/2005	500,095,417

Greenwich Capital Markets	400,000,000	2.28	01/03/2005	400,076,000

J.P. Morgan Chase & Co.	364,100,000	2.28	01/03/2005	364,169,179

Morgan Stanley & Co.	300,000,000	2.27	01/03/2005	300,056,750

UBS LLC	500,000,000	2.26	01/03/2005	500,094,166

UBS LLC	250,000,000	2.28	01/03/2005	250,047,500

Westdeutsche Landesbank AG	400,000,000	2.28	01/03/2005	400,076,000

TOTAL	$3,464,100,000			$3,464,758,179

*	At December 31, 2004, the Joint Repurchase Agreement Account II was fully collateralized by Federal Home Loan Bank, 0.00% to 4.52%, due 03/30/2006 to 08/10/2010; Federal Home Loan Mortgage Association, 0.00% to 11.75%, due 02/01/2005 to 11/01/2035; Federal National Mortgage Association, 0.00% to 11.00%, due 12/15/2005 to 01/01/2035 and Government National Mortgage Association, 6.00%, due 12/15/2033.

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Statement of Assets and Liabilities

December 31, 2004

Assets:

Investment in securities, at value (identified cost $754,237,024)	$925,956,621
Securities lending collateral, at value	25,090,750
Cash	54,613
Receivables:
Fund shares sold	1,731,575
Investment securities sold	1,067,262
Dividends and interest	998,415
Securities lending income	4,783

Total assets	954,904,019

Liabilities:

Payables:
Payable upon return of securities loaned	25,090,750
Investment securities purchased	8,583,943
Fund shares repurchased	3,307,664
Amounts owed to affiliates	629,603
Accrued expenses	140,757

Total liabilities	37,752,717

Net Assets:

Paid-in capital	728,849,673
Accumulated undistributed net investment income	123,988
Accumulated net realized gain on investment transactions	16,458,044
Net unrealized gain on investments	171,719,597

NET ASSETS	$917,151,302

Total shares of beneficial interest outstanding, par value $0.001 (unlimited shares authorized)	60,005,261
Net asset value, offering and redemption price per share	$15.28

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Statement of Operations

For the Year Ended December 31, 2004

Investment income:

Dividends(a)	$10,492,809
Interest (including securities lending income of $30,179)	317,845

Total income	10,810,654

Expenses:

Management fees	5,607,738
Transfer agent fees	280,387
Custody and accounting fees	136,584
Professional fees	50,666
Printing fees	40,766
Trustee fees	14,439
Other	19,124

Total expenses	6,149,704

Less — expense reductions	(2,745)

Net expenses	6,146,959

NET INVESTMENT INCOME	4,663,695

Realized and unrealized gain on investment transactions:

Net realized gain from investment transactions	96,038,101
Net increase from payment by affiliates to reimburse certain brokerage commissions	4,488
Net change in unrealized gain on investments	71,810,943

Net realized and unrealized gain on investment transactions	167,853,532

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$172,517,227

(a)	Foreign taxes withheld on dividends were $13,726.

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Statements of Changes in Net Assets

	For the	For the
	Year Ended	Year Ended
	December 31, 2004	December 31, 2003

From operations:

Net investment income	$4,663,695	$4,414,044
Net realized gain on investment transactions	96,038,101	15,687,799
Net increase from payment by affiliates to reimburse certain brokerage commissions	4,488	—
Net change in unrealized gain on investments	71,810,943	97,691,989

Net increase in net assets resulting from operations	172,517,227	117,793,832

Distributions to shareholders:

From net investment income	(4,829,536)	(4,441,591)
From net realized gain on investment transactions	(77,536,102)	(5,830,111)

Total distributions to shareholders	(82,365,638)	(10,271,702)

From share transactions:

Proceeds from sales of shares	221,280,141	161,701,075
Reinvestment of dividends and distributions	82,365,638	10,271,702
Cost of shares repurchased	(54,569,105)	(59,108,989)

Net increase in net assets resulting from share transactions	249,076,674	112,863,788

TOTAL INCREASE	339,228,263	220,385,918

Net assets:

Beginning of year	577,923,039	357,537,121

End of year	$917,151,302	$577,923,039

Accumulated undistributed net investment income	$123,988	$—

Summary of share transactions:

Shares sold	15,134,517	14,040,664
Shares issued on reinvestment of dividends and distributions	5,458,182	788,917
Shares repurchased	(3,828,587)	(5,300,708)

NET INCREASE	16,764,112	9,528,873

The accompanying notes are an integral part of these financial statements.

Financial Highlights

Selected Data for a Share Outstanding Throughout Each Year

		Income (loss) from											Ratios assuming no
		investment operations			Distributions to shareholders								expense reductions

			Net									Ratio of	Ratio of	Ratio of
	Net asset		realized			From		Net asset		Net assets	Ratio of	net investment	total	net investment
	value,	Net	and	Total from	From net	net		value,		at end	net expenses	income	expenses	income	Portfolio
	beginning	investment	unrealized	investment	investment	realized	Total	end of	Total	of year	to average	to average	to average	to average	turnover
	of year	income(b)	gain (loss)	operations	income	gain	distributions	year	return(a)	(in 000s)	net assets	net assets	net assets	net assets	rate

For the Years Ended December 31,

2004	$13.37	$0.10	$3.34	$3.44	$(0.09)	$(1.44)	$(1.53)	$15.28	25.88%	$917,151	0.88%	0.67%	0.88%	0.67%	72%
2003	10.61	0.12	2.89	3.01	(0.11)	(0.14)	(0.25)	13.37	28.39	577,923	0.91	1.02	0.91	1.02	64
2002	11.29	0.14	(0.67)	(0.53)	(0.12)	(0.03)	(0.15)	10.61	(4.69)	357,537	0.91	1.20	0.91	1.20	95
2001	10.67	0.14	1.14	1.28	(0.11)	(0.55)	(0.66)	11.29	12.05	243,521	0.93	1.27	0.94	1.26	82
2000	8.42	0.15	2.45	2.60	(0.08)	(0.27)	(0.35)	10.67	31.07	101,657	1.04	1.60	1.22	1.42	101

(a)	Assumes investment at the net asset value at the beginning of the year, reinvestment of all distributions and a complete redemption of the investment at the net asset value at the end of the year.
(b)	Calculated based on the average shares outstanding methodology.

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Notes to Financial Statements

December 31, 2004

1. ORGANIZATION

Goldman Sachs Variable Insurance Trust (the “Trust”) is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “Act”) as an open-end management investment company. The Trust includes the Goldman Sachs Mid Cap Value Fund (the “Fund”). The Fund is a diversified portfolio under the Act.
     Shares of the Trust may be purchased and held by separate accounts of participating life insurance companies for the purpose of funding variable annuity contracts and variable life insurance policies. Shares of the Trust are not offered directly to the general public.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies consistently followed by the Fund. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the reported amounts. Actual results could differ from those estimates.

A. Investment Valuation — Investments in securities traded on a U.S. securities exchange or the NASDAQ system are valued daily at their last sale price or official closing price on the principal exchange or system on which they are traded. If no sale occurs, securities are valued at the last bid price. Debt securities are valued at prices supplied by independent pricing services, broker/dealer-supplied valuations or matrix pricing systems. Unlisted equity and debt securities for which market quotations are available are valued at the last sale price on valuation date, or if no sale occurs, at the last bid price. Investments in investment companies are valued at the net asset value per share on valuation date. Short-term debt obligations maturing in sixty days or less are valued at amortized cost, which approximates market value. Securities for which quotations are not readily available or deemed to be inaccurate by the investment adviser are valued at fair value using methods approved by the Trust’s Board of Trustees.

B. Security Transactions and Investment Income — Security transactions are recorded as of the trade date. Realized gains and losses on sales of portfolio securities are calculated using the identified-cost basis. Dividend income is recorded on the ex-dividend date, net of foreign withholding taxes which are reduced by any amounts reclaimable by the Fund, where applicable. Interest income is recorded on the basis of interest accrued, premium amortized and discount accreted.

C. Federal Taxes — It is the Fund’s policy to comply with the requirements of the Internal Revenue Code (the “Code”) applicable to regulated investment companies and to distribute each year substantially all of its investment company taxable income and capital gains to its shareholders. Accordingly, no federal tax provisions are required. Dividends and distributions to shareholders are recorded on ex-dividend date. Income distributions and capital gains distributions, if any, are declared and paid annually.

     The characterization of distributions to shareholders for financial reporting purposes is determined in accordance with Federal income tax rules. Therefore, the source of the Fund’s distributions may be shown in the accompanying financial statements as either from net investment income or net realized gain on investment transactions, or from paid-in-capital.
     In addition, distributions paid by the Fund’s investments in real estate investment trusts (“REITs”) often include a “return of capital” which is recorded by the Fund as a reduction of the cost basis of the securities held. The Code requires a REIT to distribute at least 95% of its taxable income to investors. In many cases, however, because of “non-cash” expenses such as property depreciation, an equity REIT’s cash flow will exceed its taxable income. The REIT may distribute this excess cash to offer a more competitive yield. This portion of the distribution is deemed a return of capital, and is generally not taxable to shareholders.

D. Expenses — Expenses incurred by the Trust that do not specifically relate to an individual Fund of the Trust are allocated to the Fund on a straight-line or pro rata basis depending upon the nature of the expense.

E. Segregation Transactions — As set forth in the prospectus, the Fund may enter into certain derivative transactions to seek to increase total return. Forward foreign currency exchange contracts, futures contracts, written options, when-issued securities and forward commitments represent examples of such transactions. As a result of entering into these transactions,

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

2. SIGNIFICANT ACCOUNTING POLICIES (continued)
the Fund is required to segregate liquid assets on the accounting records equal to or greater than the market value of the corresponding transactions.

F. Repurchase Agreements — Repurchase agreements involve the purchase of securities subject to the seller’s agreement to repurchase them at a mutually agreed upon date and price. During the term of a repurchase agreement, the value of the underlying securities held as collateral on behalf of the Fund, including accrued interest, is required to equal or exceed the value of the repurchase agreement, including accrued interest. If the seller defaults or becomes insolvent, realization of the collateral by the Fund may be delayed or limited and there may be a decline in the value of the collateral during the period while the Fund seeks to assert its rights. The underlying securities for all repurchase agreements are held in safekeeping at the Fund’s custodian or designated subcustodians under triparty repurchase agreements.

     Pursuant to exemptive relief granted by the Securities and Exchange Commission (“SEC”) and terms and conditions contained therein, the Fund, together with other registered investment companies having management agreements with Goldman Sachs Asset Management, L.P. (“GSAM”), or its affiliates, transfers uninvested cash into joint accounts, the daily aggregate balance of which is invested in one or more repurchase agreements.

3. AGREEMENTS

GSAM, an affiliate of Goldman, Sachs & Co. (“Goldman Sachs”), serves as investment adviser pursuant to an Investment Management Agreement (the “Agreement”) with the Trust on behalf of the Fund. Under this Agreement, GSAM manages the Fund, subject to the general supervision of the Trust’s Board of Trustees.
     As compensation for the services rendered pursuant to the Agreement, the assumption of the expenses related thereto and administering the Fund’s business affairs, including providing facilities, GSAM is entitled to a fee (“Management Fee”) computed daily and payable monthly, at an annual rate equal to 0.80% of the average daily net assets of the Fund.
     GSAM has voluntarily agreed to limit certain “Other Expenses” of the Fund (excluding Management Fees, Transfer Agent fees and expenses, taxes, interest, brokerage fees, litigation and indemnification costs, shareholder meeting and other extraordinary expenses) to the extent that such expenses exceed, on an annual basis, 0.25% of the average daily net assets of the Fund. GSAM may waive or modify the expense limitation for the Fund, at its discretion, at anytime. Such expense reimbursements, if any, are computed daily and paid monthly. In addition, the Fund is not obligated to reimburse GSAM for prior fiscal year expense reimbursements, if any. For the year ended December 31, 2004, GSAM made no reimbursements to the Fund.
     In addition, the Fund has entered into certain offset arrangements with the custodian resulting in a reduction in the Fund’s expenses. For the year ended December 31, 2004, custody fees were reduced by approximately $3,000.
     Goldman Sachs also serves as the transfer agent of the Fund for a fee. The fees charged for such transfer agency services are calculated daily and payable monthly at an annual rate of 0.04% of the average daily net assets of the Fund. Goldman Sachs serves as the distributor of the Fund’s shares at no cost to the Fund.
     At December 31, 2004, the amounts owed to affiliates were approximately $600,000 and $30,000 for Management and Transfer Agent fees, respectively.

4. PORTFOLIO SECURITIES TRANSACTIONS

The cost of purchases and proceeds of sales and maturities of long term securities for the year ended December 31, 2004, were $668,474,040 and $494,043,163, respectively. For the year ended December 31, 2004, Goldman Sachs earned approximately $50,500 of brokerage commissions from portfolio transactions, executed on behalf of the Fund.
     GSAM voluntarily made a one-time reimbursement of approximately $4,800 to the Fund for certain brokerage commissions, including interest, paid by the Fund over the course of several years.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Notes to Financial Statements (continued)
December 31, 2004

5. SECURITIES LENDING

Pursuant to exemptive relief granted by the SEC and the terms and conditions contained therein, the Fund may lend its securities through its securities lending agent, Boston Global Advisers (“BGA”) — a wholly owned subsidiary of Goldman Sachs, to certain qualified borrowers including Goldman Sachs. In accordance with the Fund’s securities lending procedures, the loans are collateralized at all times with cash and/or securities with a market value at least equal to the securities on loan. As with other extensions of credit, the Fund bears the risk of delay on recovery or loss of rights in the collateral should the borrower of the securities fail financially.
     Both the Fund and BGA receive compensation relating to the lending of the Fund’s securities. The amount earned by the Fund for the year ended December 31, 2004, is reported parenthetically on the Statement of Operations. A portion of this amount, $451, represents compensation earned by the Fund from lending its securities to Goldman Sachs. For the year ended December 31, 2004, BGA earned $5,325 in fees as securities lending agent. At December 31, 2004, the Fund loaned securities having a market value of $24,411,290 collateralized by cash in the amount of $25,090,750. The Fund invests the cash collateral received in connection with securities lending transactions in the Enhanced Portfolio of Boston Global Investment Trust, a Delaware statutory trust. The Enhanced Portfolio is exempt from registration under Section 3(c)(7) of the Act and is managed by GSAM, for which GSAM receives an investment advisory fee of up to 0.10% of the average daily net assets of the Enhanced Portfolio. The Enhanced Portfolio invests in high quality money market instruments. The Fund bears the risk of incurring a loss from the investment of cash collateral due to either credit or market factors.

6 LINE OF CREDIT FACILITY

The Fund participates in a $350,000,000 committed, unsecured revolving line of credit facility. Under the most restrictive arrangement, the Fund must own securities having a market value in excess of 300% (400% prior to May 26, 2004) of the total bank borrowings. This facility is to be used solely for temporary or emergency purposes. The interest rate on borrowings is based on the federal funds rate. This committed facility also requires a fee to be paid by the Fund based on the amount of the commitment that has not been utilized. During the year ended December 31, 2004, the Fund did not have any borrowings under this facility.

7. ADDITIONAL TAX INFORMATION

The tax character of distributions paid during the fiscal years ended December 31, 2004 and December 31, 2003 were as follows:

	For the year ended December 31,

	2004	2003

Distributions paid from:
Ordinary income	$36,189,251	$5,595,351
Net long-term capital gains	46,176,387	4,676,351

Total taxable distributions	$82,365,638	$10,271,702

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

7. ADDITIONAL TAX INFORMATION (continued)
     As of December 31, 2004, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income — net	$5,970,416
Undistributed long-term capital gains	11,077,822

Total undistributed earnings	$17,048,238
Timing differences (related to the recognition of certain REIT dividends for tax purposes)	123,988
Unrealized gains — net	171,129,403

Total accumulated earnings — net	$188,301,629

     At December 31, 2004, the Fund’s aggregate security unrealized gains and losses based on cost for U.S. federal income tax purposes was as follows:

Tax cost	$779,917,968

Gross unrealized gain	174,692,158
Gross unrealized loss	(3,562,755)

Net unrealized security gain	$171,129,403

The difference between book-basis and tax-basis unrealized gains (losses) is attributable primarily to wash sales and return of capital distributions from underlying fund investments.

8. CERTAIN RECLASSIFICATIONS

In order to present certain components of the Fund’s capital accounts on a tax basis, certain reclassifications have been recorded to the Fund’s accounts. The Fund reclassified $289,829 from accumulated net realized gain on investment transactions to accumulated undistributed net investment income. This reclassification has no impact on the net asset value of the Fund. Reclassifications result primarily from the difference in the tax treatment of dividend redesignations.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees
Goldman Sachs Variable Insurance Trust

We have audited the accompanying statement of assets and liabilities of Goldman Sachs Mid Cap Value Fund (one of the funds comprising the Goldman Sachs Variable Insurance Trust) (the “Fund”), including the statement of investments, as of December 31, 2004, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2004, by correspondence with the custodian and others. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Goldman Sachs Mid Cap Value Fund at December 31, 2004, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York
February 9, 2005

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Fund Expenses (Unaudited) — Six Month Period Ended December 31, 2004

As a shareholder of the Fund, you incur ongoing costs, including management fees and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period from July 1, 2004 through December 31, 2004.

Actual Expenses — The first line of the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid” to estimate the expenses you paid on your account for this period.

Hypothetical Example for Comparison Purposes — The second line of the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only. As a shareholder of the Fund, you do not incur any transaction costs, such as sales charges (loads), redemption fees, or exchange fees, but shareholders of other funds may incur such costs. The second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds whose shareholders may incur transaction costs.

			Expenses Paid
	Beginning	Ending	for the
	Account	Account	6 months
	Value	Value	ended
	7/1/04	12/31/04	12/31/04*

Actual	$1,000	$1,140.30	$4.75
Hypothetical 5% return	1,000	1,020.70 +	4.48

*	Expenses are calculated using the Fund’s annualized expense ratio, which represents the ongoing expenses as a percentage of net assets for the six months ended December 31, 2004. Expenses are calculated by multiplying the annualized expense ratio by the average account value for such period; then multiplying the result by the number of days in the most recent fiscal half year; and then dividing that result by the number of days in the calendar year. Expense ratios for the most recent fiscal half year may differ from expense ratios based on one-year data in the Financial Highlights. The annualized net expense ratio for the period was 0.88%.

+	Hypothetical expenses are based on the Fund’s actual expense ratios and an assumed rate of return of 5% per year before expenses.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Trustees and Officers (Unaudited)

Independent Trustees

				Number of
		Term of		Portfolios in
	Position(s)	Office and		Fund Complex	Other
Name,	Held with	Length of	Principal Occupation(s)	Overseen by	Directorships
Address and Age[1]	the Trust[2]	Time Served[3]	During Past 5 Years	Trustee[4]	Held by Trustee[5]

Ashok N. Bakhru Age: 62	Chairman & Trustee	Since 1991	President, ABN Associates (July 1994-March 1996 and November 1998-Present); Executive Vice President—Finance and Administration and Chief Financial Officer, Coty Inc. (manufacturer of fragrances and cosmetics) (April 1996-November 1998); Director of Arkwright Mutual Insurance Company (1984-1999); Trustee of International House of Philadelphia (program center and residential community for students and professional trainees from the United States and foreign countries) (1989-Present); Member of Cornell University Council (1992-Present); Trustee of the Walnut Street Theater (1992-Present); Trustee, Scholarship America (1998-Present); Director, Private Equity Investors—III and IV (November 1998-Present), and Equity-Limited Investors II (April 2002-Present); and Chairman, Lenders Service Inc. (provider of mortgage lending services) (2000-2003).

			Chairman of the Board and Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	None

John P. Coblentz, Jr. Age: 63	Trustee	Since 2003	Partner, Deloitte & Touche LLP (June 1975-May 2003). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	None

Patrick T. Harker Age: 46	Trustee	Since 2000	Dean and Reliance Professor of Operations and Information Management, The Wharton School, University of Pennsylvania (February 2000-Present); Interim and Deputy Dean, The Wharton School, University of Pennsylvania (July 1999-Present); and Professor and Chairman of Department of Operations and Information Management, The Wharton School, University of Pennsylvania (July 1997-August 2000). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	None

Mary P. McPherson Age: 69	Trustee	Since 1997	Vice President, The Andrew W. Mellon Foundation (provider of grants for conservation, environmental and educational purposes) (October 1997-Present); Director, Smith College (1998-Present); Director, Josiah Macy, Jr. Foundation (health educational programs) (1977-Present); Director, Philadelphia Contributionship (insurance) (1985-Present); Director Emeritus, Amherst College (1986-1998); Director, The Spencer Foundation (educational research) (1993-February 2003); member of PNC Advisory Board (banking) (1993-1998); and Director, American School of Classical Studies in Athens (1997-Present).

			Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	None

Wilma J. Smelcer Age: 55	Trustee	Since 2001	Chairman, Bank of America, Illinois (banking) (1998-January 2001); and Governor, Board of Governors, Chicago Stock Exchange (national securities exchange) (April 2001-April 2004). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	Lawson Products Inc. (distributor of industrial products).

Richard P. Strubel Age: 65	Trustee	Since 1987	Vice Chairman and Director, Unext, Inc. (provider of educational services via the internet) (2003-Present); President, COO and Director, Unext, Inc. (1999-2003); Director, Cantilever Technologies, Inc. (a private software company) (1999-Present); Trustee, The University of Chicago (1987-Present); and Managing Director, Tandem Partners, Inc. (management services firm) (1990-1999). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	Gildan Activewear Inc. (an activewear clothing marketing and manufacturing company); Unext, Inc. (provider of educational services via the internet); Northern Mutual Fund Complex (53 Portfolios).

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Interested Trustees (Unaudited)

				Number of
		Term of		Portfolios in
	Position(s)	Office and		Fund Complex	Other
Name,	Held with	Length of	Principal Occupation(s)	Overseen by	Directorships
Address and Age[1]	the Trust[2]	Time Served[3]	During Past 5 Years	Trustee[4]	Held by Trustee[5]

*Alan A. Shuch Age: 55	Trustee	Since 1990	Advisory Director—GSAM (May 1999-Present); Consultant to GSAM (December 1994-May 1999); and Limited Partner, Goldman Sachs (December 1994-May 1999). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	None

*Kaysie P. Uniacke Age: 43	Trustee & President	Since 2001 Since 2002	Managing Director, GSAM (1997-Present). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies). President—Goldman Sachs Mutual Fund Complex (2002- Present) (registered investment companies). Assistant Secretary—Goldman Sachs Mutual Fund Complex (1997-2002) (registered investment companies).	63	None

*	These persons are considered to be “Interested Trustees” because they hold positions with Goldman Sachs and own securities issued by The Goldman Sachs Group, Inc. Each Interested Trustee holds comparable positions with certain other companies of which Goldman Sachs, GSAM or an affiliate thereof is the investment adviser, administrator and/or distributor.
[1]	Each Trustee may be contacted by writing to the Trustee, c/o Goldman Sachs, One New York Plaza, 37th Floor, New York, New York, 10004, Attn: Howard B. Surloff.
[2]	The Trust is a successor to a Massachusetts business trust that was combined with the Trust on April 30, 1997.
[3]	Each Trustee holds office for an indefinite term until the earliest of: (a) the election of his or her successor; (b) the date the Trustee resigns or is removed by the Board of Trustees or shareholders, in accordance with the Trust’s Declaration of Trust; (c) the date the Trustee attains the age of 72 years (in accordance with the current resolutions of the Board of Trustees, which may be changed by the Trustees without shareholder vote); or (d) the termination of the Trust.
[4]	The Goldman Sachs Mutual Fund Complex consists of the Trust and Goldman Sachs Variable Insurance Trust. As of December 31, 2004, the Trust consisted of 57 portfolios, including the Funds described in this Annual Report, and Goldman Sachs Variable Insurance Trust consisted of 6 portfolios.
[5]	This column includes only directorships of companies required to report to the SEC under the Securities Exchange Act of 1934 (i.e., “public companies”) or other investment companies registered under the Act.

Additional information about the Trustees is available in the Funds’ Statement of Additional Information which can be obtained from Goldman Sachs free of charge by calling this toll-free number (in the United States of America): 1-800-292-4726

 GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Trustees and Officers (Unaudited) (continued)

Officers of the Trust*

Term of
Office and
	Position(s) Held	Length of
Name, Address And Age	With the Trust	Time Served[1]	Principal Occupation(s) During Past 5 Years

Kaysie P. Uniacke 32 Old Slip New York, NY 10005 Age: 43	President & Trustee	Since 2002 Since 2001	Managing Director, GSAM (1997-Present).

Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).

President—Goldman Sachs Mutual Fund Complex (registered investment companies).

Assistant Secretary—Goldman Sachs Mutual Fund Complex (1997-2002) (registered investment companies).

James A. Fitzpatrick 4900 Sears Tower Chicago, IL 60606 Age: 44	Vice President	Since 1997	Managing Director, Goldman Sachs (October 1999-Present); and Vice President of GSAM (April 1997-December 1999). Vice President—Goldman Sachs Mutual Fund Complex (registered investment companies).

James A. McNamara 32 Old Slip New York, NY 10005 Age: 42	Vice President	Since 2001	Managing Director, Goldman Sachs (December 1998-Present); Director of Institutional Fund Sales, GSAM (April 1998-December 2000); and Senior Vice President and Manager, Dreyfus Institutional Service Corporation (January 1993-April 1998).

Vice President—Goldman Sachs Mutual Fund Complex (registered investment companies).

Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies) (December 2002-May 2004).

John M. Perlowski 32 Old Slip New York, NY 10005 Age: 40	Treasurer	Since 1997	Managing Director, Goldman Sachs (November 2003-Present) and Vice President, Goldman Sachs (July 1995-November 2003). Treasurer—Goldman Sachs Mutual Fund Complex (registered investment companies).

Howard B. Surloff One New York Plaza 37th Floor New York, NY 10004 Age: 39	Secretary	Since 2001	Managing Director, Goldman Sachs (November 2002-Present); Associate General Counsel, Goldman Sachs and General Counsel to the U.S. Funds Group (December 1997-Present).

Secretary—Goldman Sachs Mutual Fund Complex (registered investment companies) (2001-Present) and Assistant Secretary prior thereto.

[1]	Officers hold office at the pleasure of the Board of Trustees or until their successors are duly elected and qualified. Each officer holds comparable positions with certain other companies of which Goldman Sachs, GSAM or an affiliate thereof is the investment adviser, administrator and/or distributor.
*	Represents a partial list of officers of the Trust. Additional information about all the officers is available in the Funds’ Statement of Additional Information which can be obtained from Goldman Sachs free of charge by calling this toll-free number (in the United States): 1-800-292-4726.

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Goldman Sachs Variable Insurance Trust Mid Cap Value Fund — Tax Information (Unaudited)

For the year ended December 31, 2004, 20.06% of the dividends paid from net investment company taxable income by the Fund qualify for the dividends received deduction available to corporations.

Pursuant to Section 852 of the Internal Revenue Code, the Fund designates $46,176,387 as capital gain dividends paid during the year ended December 31, 2004.

TRUSTEES	OFFICERS
Ashok N. Bakhru, Chairman	Kaysie P. Uniacke, President
John P. Coblentz, Jr.	James A. Fitzpatrick, Vice President
Patrick T. Harker	James A. McNamara, Vice President
Mary Patterson McPherson	John M. Perlowski, Treasurer
Alan A. Shuch	Howard B. Surloff, Secretary
Wilma J. Smelcer
Richard P. Strubel
Kaysie P. Uniacke

GOLDMAN, SACHS & CO. Distributor and Transfer Agent

GOLDMAN SACHS ASSET MANAGEMENT, L.P. Investment Adviser

Visit our internet address: www.gs.com/funds to obtain the most recent month-end returns.
The reports concerning the Fund included in this shareholder report may contain certain forward-looking statements about the factors that may affect the performance of the Fund in the future. These statements are based on Fund management’s predictions and expectations concerning certain future events and their expected impact on the Fund, such as performance of the economy as a whole and of specific industry sectors, changes in the levels of interest rates, the impact of developing world events, and other factors that may influence the future performance of the Fund. Management believes these forward-looking statements to be reasonable, although they are inherently uncertain and difficult to predict. Actual events may cause adjustments in portfolio management strategies from those currently expected to be employed.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities and information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available (i) without charge, upon request by calling 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders); and (ii) on the Securities and Exchange Commission Web site at http://www.sec.gov.

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“the Commission”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Form N-Q is available on the Commission’s website at http://www.sec.gov. The Fund’s Form N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington, D.C. and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Form N-Q may be obtained upon request and without charge by calling 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders).

This material is not authorized for distribution to prospective investors unless preceded or accompanied by a current Prospectus for the Fund. Please consider the Fund’s objectives, risks and charges and expenses, and read the Prospectus carefully before investing.

Holdings are as of December 31, 2004 and are subject to change in the future. Fund holdings of stocks or bonds should not be relied on in making investment decisions and should not be construed as research or investment advice regarding particular securities.

The Fund is subject to the risk of rising and falling stock prices. In recent years, the U.S. stock market has experienced substantial price volatility.
Toll Free (in U.S.): 800-292-4726

This report is prepared for the general information of contract owners and is not an offer of shares of the Goldman Sachs Variable Insurance Trust: Mid Cap Value Fund.

© Copyright 2005 Goldman, Sachs & Co. All rights reserved. Date of first use: February 18, 2005

VITMIDCAPAR